EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated July 28, 2016, with respect to the audited Statement of Revenues and Certain Expenses of the fee simple interest in real estate parcel located at 721 Flanders Road, Flanders, New York for the year ended December 31, 2015 included in this Current Report on Form 8-K/A of Voltari Corporation. We consent to the incorporation by reference of said report in the Registration Statement (Form S-1 on Form S-3) of Voltari Corporation (File No. 333-201762) and the Registration Statement of Voltari Corporation on Form S-8 (File No. 333-203565).

/s/ GRANT THORNTON LLP

New York, New York

July 28, 2016